PROSPECTUS SUPPLEMENT NO. 4

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED MAY 4, 2007

Registration No. 333-139643

WIZZARD SOFTWARE CORPORATION

Supplement No. 4

to

Prospectus dated May 4, 2007

This Prospectus Supplement No. 4 supplements and amends certain information contained in our Prospectus, dated May 4, 2007, as supplemented by Supplement Nos. 1 through 3 thereto, dated August 3, 2007; November 20, 2007; and March 18, 2008, respectively.  This Prospectus Supplement No. 4 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Supplement Nos. 1 through 3.  This Prospectus Supplement No. 4 is qualified by reference to the Prospectus and Supplement Nos. 1 through 3, except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus and Supplement Nos. 1 through 3.

The first bullet point under the heading “Selling Security Holders” is amended to read as follows:

•

promissory notes having a total principal amount of $1,750,000, convertible into shares of our common stock at a price of $2.00 per share, with a maturity date of April 27, 2008,  and bearing an annual interest rate of five percent (the "Notes").  Effective as of November 10, 2008, the maturity date of the Note held by Alpha Capital Anstalt was extended to October 15, 2009, and on  November 28, 2008, the conversion price of the notes was reduced to $1.00 per share;

The final sentence of footnote 4 of the “Selling Security Holders” table is amended to read as follows:

The promissory notes are convertible at $1.00 per share; the Class A Warrants are exercisable at a price of $2.05 per share; and the Class B Warrants are exercisable at a price of $2.00 per share.

The second table under the subheading “Convertible Notes” of the heading “Description of Securities” is amended to read as follows:

Principal

Principal

Maturity

Amount of

Amount Currently

Per Share

Holders

Date

Note

Outstanding

Conversion Price

Alpha Capital Anstalt

10/15/09

$1,100,000

$1,075,000

$1.00

Genesis Microcap Inc.

 4/29/09

$   525,000

$   139,710

$1.00

Whalehaven Capital

 4/29/09

$   750,000

$   285,300

$1.00

Fund

Libra Finance, S.A.

4/27/08

$   237,500

$   -0-

$2.00

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING OUR HISTORY OF OPERATING LOSSES.  SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR

DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 4 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 2, 2008.